EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS


                                            SIX MONTHS ENDED                THREE MONTHS ENDED
                                                 JUNE 30,                         JUNE 30,
                                                --------                         --------
                                         1997               1996            1997          1996
                                         ----               ----            ----          ----
Average shares outstanding               1,261,241         835,650        1,261,241       988,101
Average dilutive option shares               ---            20,824           ---           13,364
                                         ---------        --------        ---------     ---------
Total average shares                     1,261,241         856,474        1,261,241     1,001,465
                                         =========        ========        =========     =========

Net income                               $ 666,663        $446,594        $ 336,296     $ 246,506
                                         =========        ========        =========     =========
Earnings per share                       $    0.53        $   0.52        $    0.27     $    0.25
                                         =========        ========        =========     =========